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                                                                EXHIBIT 10.1


                                   AGREEMENT

         Agreement made this 9th day of May, 1994 by and between Applied Power Inc. ("API") and Richard G. Sim ("Sim").

                                  WITNESSETH:

         For and in consideration of the mutual promises of the parties and for other valuable consideration, receipt of which is hereby acknowledged by each party, the parties hereto agree as follows:

 1.      Employment Agreement.   The Employment Agreement between API and Sim,
dated July 5, 1985, and the First Amendment to the Employment Agreement, dated September 2, 1986, are hereby terminated, effective as of the date hereof.

2. Salary Continuation. Sim shall continue to receive his then current salary for a period of one year following his termination of employment with API, and a pro-rata portion of his bonus award earned for the fiscal year of termination as determined after the end of such fiscal year, if such termination occurs because of Sim's death or permanent disability that prevents him from fulfilling his duties to API.

3. Long-term Disability Benefit. API will maintain its present long-term disability benefit plan, or a substantially similar program providing comparable (or greater) benefits, as to Sim during the term of this Agreement. In the event Sim qualifies for long-term disability benefits under such plan, API shall supplement any plan benefit payable to Sim to the extent necessary to provide to Sim a total long-term disability benefit payment that is equal to thirty percent (30%) of his then base pay. Such supplemental amount shall be payable on the same terms and conditions, and based on the same definitions and procedures, as are set forth in the long-term disability plan and shall be provided to Sim at no cost to him.

4. Miscellaneous. This Agreement shall be governed by and construed under the laws of the State of Wisconsin. If any provision in this Agreement shall be held invalid and unenforceable for any reason, such provision shall be deemed deleted and shall not affect the validity and enforceability of all other provisions contained herein. No modification of this Agreement shall be effective unless made in writing and signed by the parties. This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors, representatives and heirs.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        APPLIED POWER INC.

                                        By:       /s/   Richard M. Jones
                                                  Richard M. Jones Chairman,
                                                  Compensation Committee of the
                                                  Board of Directors

                                                  ATTEST:


                                                  /s/ David B. Wescoe
                                                  -------------------
                                                  David B. Wescoe


                                                  /s/ Richard G. Sim
                                                  -------------------
                                                  Richard G. Sim